Exhibit 99.2

CytRx Corporation Announces Pricing of $15 Million Public Offering of Common Stock

LOS ANGELES – April 28, 2017 — CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced that it has priced a public offering of approximately 30 million shares of its common stock at a purchase price of $0.50 per share, for gross proceeds of approximately $15 million. The offering is expected to close on or about May 2, 2017, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

After deducting the placement agent’s fees and other estimated offering expenses payable by CytRx, the net proceeds to CytRx are anticipated to be approximately $13.9 million. CytRx intends to use the net proceeds from the offering for working capital and general corporate purposes, including clinical and regulatory activities, new drug discovery activities, and possible future strategic transactions.

The shares of common stock are being offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-217184) that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on April 21, 2017. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and accompanying base prospectus were filed with the SEC and the final prospectus supplement and the accompanying prospectus will be filed with the SEC and once filed, will be available on the SEC’s website at http://www.sec.gov and may also be obtained from H.C. Wainwright & Co., LLC by calling (646) 975-6996 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements, including with respect to the completion, timing and size of the public offering and the use of net proceeds of the offering. Such statements involve inherent risks and uncertainties, such as the risk that the conditions to the closing of the offering will not be satisfied and that the offering will not be completed, and other risks detailed in CytRx’s most recent annual report filed with the SEC and current reports filed with the SEC since the filing of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

CytRx Corporation

David J. Haen

Vice President, Business Development and Investor Relations

(310) 826-5648, ext. 304

dhaen@cytrx.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

Investor Relations Contact:

Argot Partners

Michelle Carroll

(212) 600-1902

michelle@argotpartners.com